Exhibit 3.1

CHAPTER I DEFINITIONS.

1.	DEFINITIONS.
1.1	In these articles of association the following expressions shall have the following meanings:
1.1.1	an “Accountant”: a register-accountant or other accountant referred to in 2:393 DCC, or an organisation within which such accountants cooperate.
1.1.2

the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes as required under 2:361 et seq. DCC prepared in accordance with IFRS (International Financial Reporting Standards);

1.1.3	the “board”: the board of directors of the Company (bestuur);
1.1.4	the “Company”: the company governed by these articles of association;
1.1.5	the “DCC”: the Dutch Civil Code;
1.1.6

the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued and paid up share capital plus the reserves which must be maintained by law and these articles of association;

1.1.7	an “e-mail”: a legible and reproducible message sent by electronic means of communication;
1.1.8	“group” and “group company”: the meaning given to those terms in 2:24b DCC;
1.1.9	“preference shares A”: redeemable cumulative preference shares PA of whatever individual series as referred to in article 4;
1.1.10	“preference shares B”: redeemable cumulative preference shares PB of whatever individual series as referred to in article 4;
1.1.11	“preference shares”: preference shares A and preference shares B together;
1.1.12	“subsidiary”: the meaning given to this term in 2:24a DCC;
1.2	In addition, unless the context requires otherwise, the expression “written” or “in writing” shall include messages sent by e-mail.

CHAPTER II NAME. SEAT. OBJECTS.

2.	NAME. SEAT.
2.1	The name of the Company is: Nielsen N.V.
2.2	The seat (statutaire zetel) of the Company is in Amsterdam, The Netherlands.
3.	OBJECTS.

The objects of the Company are:

(a)

to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses, companies and enterprises of any nature;

(b)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;
(c)	to grant guarantees and to grant security interests over the assets of the Company for the benefit of companies and enterprises of any nature with which the Company forms a group;
(d)

to acquire, to develop, to trade in, to encumber and to dispose of and to transfer patents, trademarks, licenses, know-how, copyright, databases, industrial and intellectual property-rights or other intangible assets of any kind and any right to or interest therein;

(e)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets, real property and other tangible assets of any kind and any right to or interest therein;
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(f)	to advise and to render services to businesses, companies and enterprises of any nature;
(g)	to carry out all sorts of industrial, financial and commercial activities, including developing, manufacturing, the import, export, purchase, sale, distribution and marketing of goods and services,

and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

CHAPTER III CAPITAL AND SHARES.

4.	AUTHORISED CAPITAL.
4.1

The authorised capital amounts to ninety-one million euro (EUR 91,000,000.00) consisting of one billion one hundred eighty-five million eight hundred thousand (1,185,800,000) ordinary shares of seven eurocent (EUR 0.07) each, fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PA of seven eurocent (EUR 0.07) each and fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PB of seven eurocent (EUR 0.07) each. Redeemable cumulative preference shares may be issued in individual series and each series shall constitute a separate class of shares.

4.2	Where in these articles of association reference is made to shares and shareholders this shall include the shares of each class as well as the holders of shares of each class

CHAPTER IV ISSUE OF SHARES AND RIGHTS FOR SHARES. ACQUISITION OF OWN SHARES. CAPITAL REDUCTION.

5.	ISSUE OF SHARES AND RIGHTS FOR SHARES.
5.1	Shares may be issued pursuant to a resolution of the board.
5.2

The irrevocable delegation in article 5.1 to the board of the exclusive power to issue shares shall be valid for a period of five (5) years starting on the date these articles of association enter into force and ending on the fifth anniversary of that date (unless this period is extended in accordance with article 5.3) and shall include the irrevocable and exclusive authority to issue all shares forming part of the authorised capital from time to time and which are not yet issued at the date of the relevant board resolution.

5.3

The irrevocable delegation in article 5.1 of the board as being the body that has the exclusive power to issue shares may, by these articles of association or by a resolution of the general meeting of shareholders, be extended at any time for a period not exceeding five (5) years. If the delegation is extended, the number of shares which may be issued shall be determined at the same time. Unless otherwise specified in the delegation such authority may not be withdrawn.

5.4

If the delegation to the board of the exclusive power to issue shares lapses, the general meeting of shareholders shall be competent to issue shares unless the board is delegated for this purpose by a resolution of the general meeting of shareholders. Any resolution of the general meeting of shareholders to issue shares or to authorise the board for this purpose will only be taken on the proposal of the board.

5.5

Within eight (8) days after each resolution of the general meeting of shareholders to issue shares or to delegate the exclusive power to issue shares to the board, the Company shall deposit the full wording of the resolution at the office of the Dutch commercial register.

5.6	Within eight (8) days of the end of each calendar quarter the Company shall notify the Dutch commercial register of the number and class of shares issued in the previous calendar quarter.
5.7	As long as the board is authorised to issue shares, it shall have the exclusive power to issue shares and the general meeting of shareholders cannot issue shares.
5.8

The provisions in articles 5.1 through 5.7 apply equally to the granting of rights to subscribe for shares but not to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

5.9	The board is competent to enter into the following legal acts, without prior approval of the general meeting of shareholders:
(a)	pertaining to the subscription for shares whereby special obligations are imposed upon the Company;

Exhibit 3.1

(b)	pertaining to the acquisition of shares on terms other than that on which a participation in the Company is offered to the public;
(c)	purporting to confer an advantage on an incorporator of the Company or on a third person involved with the incorporation of the Company; and
(d)	pertaining to a non-cash contribution on shares.
5.10	The Company shall not cooperate with the issuance of depositary receipts for shares, unless the board specifically resolves otherwise on a case by case basis.
6.	CONDITIONS OF ISSUE OF SHARES AND RIGHTS FOR SHARES. PRE-EMPTIVE RIGHTS.
6.1	In the resolution to issue shares, the price and further conditions of the issue shall be determined. The issue price per share may not be lower than the nominal value of that share.
6.2

If ordinary shares are to be issued, every holder of ordinary shares holds a pre-emptive right to acquire a proportion of such ordinary shares equal to the aggregate nominal value of its ordinary shares in proportion to the aggregate nominal value of all issued and outstanding ordinary shares immediately prior to such issue. However, a holder of shares will not have a pre-emptive right to:

(a)	shares which are issued against contribution other than in cash; or
(b)	shares which are issued to employees of the Company or to employees of a member of the group to which the Company belongs.
6.3	If preference shares are to be issued, none of the holders of shares will have a pre-emptive right in respect of such preference shares.
6.4

The pre-emptive right described in article 6.2, may be restricted or excluded by a resolution of the board, provided that the board may only exercise this authority if it has, at that time, been delegated the authority to issue shares. The provisions of articles 5.2 through 5.4 apply equally to the delegation to the board of the authority to restrict or exclude such pre-emptive right. If the general meeting of shareholders has not delegated the authority to restrict or exclude such pre-emptive right to the board, such pre-emptive right may be restricted or excluded by a resolution of the general meeting of shareholders upon a proposal by the board. A resolution of the general meeting of shareholders to restrict or exclude the pre-emptive right described in article 6.2 or to delegate the power to do so to the board requires a majority of at least two/thirds (2/3) of the votes cast if less than one half (1/2) of the issued capital is present or represented at that general meeting of shareholders. Within eight (8) days after such resolution, the full wording of the resolution shall be deposited at the office of the Dutch commercial register.

6.5

Articles 6.2 through 6.4 apply equally to the granting of rights to subscribe for shares. Shareholders do not have a pre-emptive right to shares which are issued to a party who exercises an already previously acquired right to subscribe for shares.

7.	PAYMENTS FOR SHARES. SHARE PREMIUM RESERVE. SHARE PROFIT RESERVE.
7.1

Upon subscription for a share, the full nominal value of such share must be paid to the Company and, in addition, if the share is subscribed for at a price higher than the nominal value, an amount equal to the difference between the nominal value and the subscription price.

7.2

The Company shall maintain, in addition to other reserves, a separate share premium reserve and separate share profit reserve for each class of shares for the exclusive benefit of the holders of the relevant shares. If upon the issue of shares more than the nominal value is paid by the relevant shareholder, in cash or in kind, the excess shall be recorded in the share premium reserve for the relevant class of shares.

7.3	Payment for shares must be made in cash unless another form of payment or contribution has been agreed. Payment in currency other than euro may only be made with the board’s permission.
8.	ACQUISITION BY THE COMPANY OF ITS OWN SHARES.
8.1	The acquisition by the Company of shares in its own capital which are not fully paid up will be null and void.

Exhibit 3.1

8.2

The Company may only acquire fully paid up shares in its own capital if (i) the acquisition is made for nil consideration or (ii) the Company’s equity less the acquisition price is not less than the sum of the paid and called up part of the Company’s capital and the reserves which the Company must maintain by law and these articles of association. Without prejudice to the provisions in the preceding sentence, if the shares have been admitted to a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state of the European Union, the nominal value of the shares in its capital which the Company acquires, holds or holds as a pledgee or which are held by a subsidiary of the Company, may not exceed one half (1/2) of its issued capital.

8.3

For the purposes of article 8.2 (ii), the Company’s equity shall be that specified in the last adopted balance sheet of the Company, less the acquisition price for shares in the capital of the Company acquired since that date, less the amount of loans granted by the Company or its subsidiaries for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company and less any distributions to others from profits or reserves which have become due by the Company or subsidiaries of the Company after that balance sheet date. If more than six (6) months have elapsed since the end of the financial year of the Company without the annual accounts for that year having been adopted pursuant to article 26.4, then an acquisition of own shares pursuant to article 8.2 is not permitted.

8.4

Any acquisition of shares by the Company for consideration may be made only if and to the extent the board has been authorised to do so by the general meeting of shareholders. Such authorisation shall be valid for no more than five (5) years. Such authorisation will be valid for no more than eighteen (18) months if and when the shares of the Company are admitted to trading on a regulated market or a multilateral trading facility as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state. The general meeting of shareholders shall specify in its authorisation the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

8.5

The authorisation referred to in article 8.4 will not be required for the acquisition of shares in the capital of the Company by the Company in order to transfer such shares to employees of the Company or employees of a member of the group to which the Company belongs by virtue of an existing arrangement applicable to said employees. These shares must be included in the official price list of a stock exchange.

8.6	The term ‘shares’ in articles 8.2 through 8.5 includes depositary receipts issued for shares.
8.7

In the general meeting of shareholders, no votes may be cast in respect of a share in the capital of the Company held by the Company or a subsidiary of the Company; no votes may be cast in respect of a share in the capital of the Company for which the depository receipt is held by the Company or a subsidiary of the Company. Usufructuaries or pledgees of a share in the capital of the Company held by the Company or a subsidiary of the Company will not be excluded from voting rights, if the right of usufruct or pledge was created before the Company or such subsidiary of the Company held such share. The Company or a subsidiary of the Company may not cast votes for shares on which it holds a right of usufruct or a right of pledge.

8.8

In the determination of the number of votes exercised in a general meeting of shareholders, the extent to which shareholders are present or represented or the extent to which the share capital is present or is represented, the shares for which no votes may be cast pursuant to the above will not be taken into account.

9.	CAPITAL REDUCTION.
9.1	At the proposal of the board, the general meeting of shareholders may pass a resolution to reduce the issued capital:
(a)	by the cancellation of shares; or
(b)

by reducing the nominal value of the shares in an amendment of these articles of association, provided that as a result thereof the issued capital or the paid part thereof will not fall below the amount prescribed in 2:67 DCC.

Such resolution shall specify the shares to which the resolution relates and the manner in which such reduction shall be implemented. Such resolution may only relate to ordinary shares if and to the extent all issued preference shares have been repaid in full.

Exhibit 3.1

9.2

A resolution for the cancellation of shares may only relate to shares held by the Company itself or of which it holds the depositary receipts or to all the shares of a class. If there are different classes of shares, a resolution to reduce the capital requires a prior or simultaneous resolution of approval by each group of shareholders of the same class whose rights are prejudiced. In case of cancellation of preference shares, payment on the preference shares concerned shall be made in the amount equal to:

(a)	the nominal amount paid up on the preference shares concerned; plus
(b)	the pro rata portion of the amount credited to the separate share premium reserve of the class of preference shares concerned; plus
(c)

an amount equal to the preference dividend accrued but not yet declared and paid and calculated over the period from the date of issue of the preference shares concerned up to and including the day of payment in accordance with article 26.1.

9.3

Reduction of the nominal value of the shares without repayment and without exemption from the liability for repayment shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.4

Partial repayment of the nominal value of shares or exemption from the liability for repayment will only be possible by way of implementation of a resolution for reduction of the nominal value of the shares. Such a repayment or exemption shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.5

A resolution of the general meeting of shareholders for a capital reduction as contemplated in article 9.1 requires a majority of at least two/thirds (2/3) of the votes cast, if less than one half (1/2) of the issued capital is represented at that general meeting of shareholders.

9.6

The convening notice for a meeting in which a resolution as contemplated in article 9.1 will be proposed, will state the objective of the capital reduction and the manner in which such reduction will be implemented. If the proposed capital reduction involves an amendment of these articles of association, those persons who have sent such a convening notice shall simultaneously deposit a copy of the proposal, containing the verbatim text of the proposed amendment, at the office of the Company as well as at an address to be mentioned in the convening notice, for perusal by every shareholder until the end of the meeting.

9.7

The Company shall deposit any resolutions referred to in article 9 at the office of the Dutch commercial register and will announce such deposit in a nationally distributed daily newspaper in The Netherlands.

9.8

At the proposal of the board, the general meeting of shareholders may resolve that a repayment of share capital will either fully or partly be made, not in cash but in any assets of the Company, including participations in a company in which the Company participates either directly or indirectly.

10.	GRANTING OF LOANS FOR THE PURPOSE OF THE SUBSCRIPTION OR ACQUISITION BY THIRD PARTIES OF SHARES.
10.1

The Company and its subsidiaries may not grant loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company or of depositary receipts issued therefor unless (i) the board resolves to make such loan, (ii) the general meeting of shareholders has granted its approval by means of a resolution adopted with a majority of ninety-five percent (95%) of the votes cast and (iii) the following conditions have been met:

(a)	the granting of the loan, including the interest which the Company receives and the collateral provided to the Company, shall be on fair market terms;
(b)

the net assets of the Company, less the amount of the loan, shall not be less than the sum of the paid and called up part of the capital and the reserves of the Company which must be maintained by law and these articles of association;

(c)	the creditworthiness of the third party or, if transactions involve more parties, of each other party involved has been carefully examined;
(d)

if the loan is granted for the purpose of the subscription of shares within the framework of an increase of the issued capital of the Company or for the purposes of the acquisition of shares held by the Company in its own capital, the price at which the shares are subscribed or acquired shall be fair.

Exhibit 3.1

10.2	The Company shall maintain a non-distributable reserve in the amount of the loans referred to in article 10.1.
10.3

Articles 10.1 and 10.2 do not apply in respect of any shares or depositary receipts for shares in the capital of the Company issued to or acquired by or for the account of any employee of the Company or any employee of any member of the group to which the Company belongs.

10.4

Notwithstanding anything to the contrary above, the Company shall not make any loans or extensions of credit to any of its directors or employees except as may comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002.

11.	BEARER SHARES AND REGISTERED SHARES. SHARE CERTIFICATES.
11.1	The shares will, at the discretion of the board, either be in bearer form or in registered form.
11.2	A shareholder may request that share certificates are issued for his registered shares.
11.3	Share certificates for registered shares will be available in such denominations as the board may determine.
11.4	All share certificates for registered shares shall be identified by numbers and/or letters in such manner as determined by the board.
11.5

The board may determine that in order to permit or facilitate trading of shares on a stock exchange, share certificates for registered shares may be issued in such form as the board may determine in order to comply with the requirements set by such stock exchange.

11.6	Any request to issue or cancel share certificates for registered shares must be sent to the Company at such address(es) as to be determined by the board.
11.7

Share certificates for bearer shares will either be available in denominations of one (1) share, five (5) shares, ten (10) shares, one hundred (100) shares and denominations of such higher numbers of shares as the board may determine or in the form of one (1) global certificate, as the board may determine. All share certificates for bearer shares shall be identified by numbers and/or letters.

11.8

At the discretion of the board, the holder of bearer shares may, after lodging his share certificate(s) for bearer shares with the Company, have registered shares of the same nominal value issued to it. At the discretion of the board, the holder of registered shares may have share certificate(s) for bearer shares of the same nominal value issued to it.

11.9

Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same number and/or letters, provided that the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of its title and in so far as applicable, the loss of his share certificates to the board, and further subject to such conditions as the board may deem appropriate.

11.10	The issuance of a new share certificate shall render the share certificate which its replaces invalid.
11.11

The issuance of new share certificates or duplicates for share certificates may in appropriate cases, at the discretion of the board, be published in one or more newspapers to be determined by the board.

11.12

All share certificates shall be signed by or on behalf of a member of the board; the signature may be effected by printed facsimile. In addition share certificates may be validly signed by one or more persons designated by the board for that purpose.

12.	SHAREHOLDERS’ REGISTER.
12.1

With due observance of the applicable statutory provisions in respect of registered shares, a shareholders’ register shall be kept by or on behalf of the Company, which shareholders’ register shall be regularly updated and, at the discretion of the board may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the Company in The Netherlands. The preceding sentence shall not apply to that part of the register which is kept outside of the Netherlands in compliance with applicable legislation or pursuant to the rules of a foreign stock exchange.

12.2

Each name of each holder of registered shares, his address and such further information as is required by law and such other information as the board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the shareholders’ register. Every entry in the shareholders’ register shall be signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

Exhibit 3.1

12.3	The form and the contents of the shareholders’ register shall be determined by the board with due observance of the provisions of articles 12.1 and 12.2.
12.4

Upon request, a holder of registered shares shall be provided with written evidence of the contents of the shareholders’ register with regard to the registered shares registered in its name free of charge, and the statement so issued may be validly signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

12.5	The provisions of articles 12.1 through 12.4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.
12.6

The board shall have power and authority to permit inspection of the shareholders’ register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a holder of registered shares of which the Company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the Company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the Company and its shareholders as a result of the listing of shares in the share capital of the Company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

CHAPTER V TRANSFER OF SHARES. RIGHTS IN REM.

13.	TRANSFER OF SHARES.
13.1

If registered shares are admitted to trading on a regulated market or a multilateral trading facility as referred to in article 2:86c DCC or if registered shares at the time of the transaction may reasonably be expected to be shortly admitted thereto, the transfer of registered shares shall be effected by means of an instrument intended for that purpose (a “Transfer Instrument”) and the written acknowledgement by the Company of the transfer or service of the Transfer Instrument or a true copy or extract on the Company, unless pursuant to article 13 paragraph 2 of the Dutch act of conflict law with respect to property law (Wet conflictenrecht goederenrecht) the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares. If the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares, the property laws of the State of New York, United States of America, shall also apply to the withdrawal of the registered shares from a book-entry system.

13.2

If (i) no registered share is admitted to trading on a regulated market or a multilateral trading facility as referred to in 2:86c DCC (ii) no registered shares, at the time of the transaction, may reasonably be expected to be shortly admitted thereto and (iii) the property laws of the State of New York, United States of America, are not applicable to the transfer of a registered share pursuant to article 13.1, the transfer of a registered share shall be effected by means of a notarial deed of transfer, executed before a civil law notary in The Netherlands.

13.3

If share certificates for registered shares have been issued in respect of the shares that are to be transferred in accordance with the provisions of this article 13, the relevant share certificate(s) for registered shares must be submitted to the Company together with the corresponding Transfer Instrument duly signed by the transferor and, if the Company is a party thereto, by the Company.

13.4

If the Company is not a party to the Transfer Instrument in respect of a registered share for which a share certificate has been issued, the Company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the issued certificate by a new share certificate registered in the name of the transferee.

13.5

The provisions of the preceding paragraphs of this article shall apply correspondingly to the transfer of shares in the event of a division of any share constituting joint property, the transfer of shares as a consequence of a writ of execution and the creation of limited rights on a share.

13.6	Without prejudice to articles 13.1, 13,2, 13.3, 13.4 and 13.5, the Company shall comply with applicable stock exchange regulations in respect of the transfer of shares.
14.	USUFRUCT AND PLEDGE.
14.1	A right of usufruct or a right of pledge may be created over shares.
14.2	Articles 13.1 and 13.2 are correspondingly applicable to the creation and delivery or release of the right of usufruct and to the creation or release of a right of pledge over a registered share.

Exhibit 3.1

14.3

The shareholder will retain the voting rights on the shares on which a right of usufruct or a right of pledge is created. However, the voting rights will accrue to the usufructuary or the pledgee if that is determined upon the creation of the right of usufruct or the right of pledge. The shareholder not holding the voting rights, and the usufructuary and the pledgee holding the voting rights, will hold the rights granted by law to the holders of depository receipts of shares issued with the cooperation of the Company.

14.4	The rights referred to in the last sentence of article 14.3 will not accrue to the usufructuary and the pledgee not holding the voting rights.
14.5

The pre-emption rights referred to in article 6 shall accrue to the usufructuary holding the voting rights, subject to the proviso that he shall compensate the value of said rights to the shareholder insofar the former has no claim to them by virtue of his right of usufruct.

15.	SHARES HELD IN UNDIVIDED OWNERSHIP.
15.1	Article 12.5 is correspondingly applicable to the apportionment of registered shares in case of a division of any shares held in undivided ownership.
15.2

If any shares or a right of usufruct or a right of pledge over any share is held by more than one person in undivided ownership, the Company may decide that the joint owners entitled to such shares, persons entitled to such usufruct or pledge may only exercise their rights ensuing from such shares, right of usufruct or a right of pledge vis-a-vis the Company by one person jointly designated by them in writing. In the absence of such a designation, all rights attaching to the share(s) shall be suspended, except the right to receive dividends. The Company can exempt from such decision in respect of shares which are kept in custody by a securities clearing or settlement institution acting as such in the ordinary course of its business.

CHAPTER VI BOARD OF THE COMPANY.

16.	APPOINTMENT. SUSPENSION. DISMISSAL. VACANCIES. REMUNERATION POLICY.
16.1

The Company shall be governed by the board. The board shall consist of one or more executive directors and one or more non-executive directors. Wherever in these articles of association reference is made to ‘directors’ or ‘members of the board’, this shall be understood to refer to executive directors as well as non-executive directors, unless it is explicitly stated otherwise.

16.2	The board shall determine the number of executive directors and the number of non-executive directors.
16.3

Members of the board are appointed by the general meeting of shareholders by an absolute majority of the votes cast and from a list of nominees to be drawn up by the board at its own discretion. The general meeting of shareholders may also appoint members of the board without the prior nomination by the board by way of a shareholders’ resolution adopted with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. If the quorum requirement of one half (1/2) of the issued capital is not met at that meeting, a second meeting may be called for the purpose of appointing members of the board without the prior nomination by the board, it being understood that at that second meeting, and any subsequent meeting for the same purpose, the same majority and quorum requirements shall still apply.

16.4	Only natural persons can be non-executive directors.
16.5

The board may appoint one of the executive directors as chief executive officer for such period as the board may decide. The board may appoint other executive directors to such positions and with such other titles as the board may decide.

16.6

The board shall appoint one of the non-executive directors as chairperson of the board for such a period as the board may decide. The board may appoint one of the non-executive directors as vice chairperson of the board for such a period as the board may decide. If the chairperson is absent, unable or unwilling to take the chair, the vice-chairperson shall be entrusted with the duties entrusted to the chairperson by these articles of association, the regulations of the board or such duties as the board may decide. If at the time there is no vice-chairperson appointed the board shall appoint one of its non-executive directors to such position for such purpose.

16.7

A resolution to appoint a director can only be validly taken by the general meeting of shareholders if the name of the nominee is included in the agenda of such general meeting of shareholders or in the notes thereto, as well as an indication of whether he is nominated as an executive or non-executive director.

Exhibit 3.1

16.8

Unless the general meeting of shareholders, on the proposal of the board, determines that a member of the board shall be appointed for a longer period, a member of the board will be appointed until the end of the first annual general meeting of shareholders following his appointment.

16.9	A director may be re-appointed (subject to the provisions of articles 16.1 through 16.8). There is no limit to the number of times a member of the board can be reappointed.
16.10

If a seat is vacant on the board (ontstentenis) or a member of the board is unable to perform his duties (belet), the remaining member or members of the board shall be temporarily entrusted with the governance of the Company and they may, in addition thereto, designate one or more persons, who in accordance with article 18.2 can be granted any title, including the title of ‘director’, to temporarily replace one or more members of the board who are unable to perform their duties or whose seats are vacant (such person a “Designated Director”). In making such designation, the remaining members of the board may determine that a Designated Director shall be granted all of the rights and entrusted with all of the obligations of a member of the board as if he were formally appointed thereto by the general meeting of shareholders, including but not limited to the right to be appointed to any committees of the board, the right to attend, speak and vote at board and committee meetings and the right to represent the Company in accordance with article 18.1.

16.11

If all seats are vacant on the board or all members of the board are unable to perform their duties, the governance of the Company shall be temporarily entrusted to the person designated for that purpose by the general meeting of shareholders. Such designation terminates upon appointment of one or more members of the board at the next following general meeting of shareholders.

16.12

The general meeting of shareholders may at any time suspend or dismiss a director. If a resolution to suspend or dismiss a director is proposed by the board, that resolution may be passed by an absolute majority of the votes cast. If a resolution to suspend or dismiss a director is not proposed by the board, then the general meeting of shareholders may only adopt that resolution to suspend or dismiss a member of the board with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. It is not possible to hold a new meeting at which meeting the resolution can be adopted by the general meeting of shareholders, irrespective of the part of the capital present or represented at such meeting.

16.13

Any suspension by the general meeting of a director may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.14	A member of the board shall in the event of a dismissal or suspension be given the opportunity to account for his actions at the general meeting of shareholders and to be assisted by an adviser.
16.15

The general policy with regard to the remuneration of the directors shall be determined by the general meeting of shareholders, upon a proposal by the compensation committee of the board. Such remuneration policy shall at least cover the items in 2:383c through 2:383e DCC to the extent these relate to the members of the board.

16.16

On the basis of such general remuneration policy determined by the general meeting of shareholders, the board, upon the recommendation of the compensation committee, shall determine the remuneration (if any) of the directors.

17.	BOARD. DIVISION OF DUTIES. REGULATIONS. COMMITTEES.
17.1	Except for the limitations provided for in these articles of association, the board shall be charged with the governance of the Company.
17.2

The policy governing the general affairs of the Company shall be determined by the board. The executive directors shall be charged with the day-to-day affairs of the Company and the non-executive directors shall be charged with the supervision of (i) the day-to-day affairs of the Company and (ii) the preparation of proposals relating to the policy governing the general affairs of the Company.

17.3

The board may entrust the chief executive officer with the operational management of the Company and the business enterprise connected therewith. The board may also entrust the chief executive officer with the preparation of the decision making process of the board and the implementation of the decisions taken by the board, to the extent that the board has not instructed a committee to do so or has not decided otherwise. The chief executive officer shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other officers or other persons.

Exhibit 3.1

17.4

The board may draw up regulations governing the further division of duties between the members of the board and the internal organisation of the board. Such regulations may also contain an allocation of duties and delegation of powers to one or more directors or committees of directors, provided such rules do not violate the provisions of these articles of association. The board shall in any event have an audit committee, a nomination and corporate governance committee and a compensation committee. The board may in addition establish any other committee it deems appropriate.

17.5

Without prejudice to other provisions of these articles of association, resolutions of the board concerning a significant change to the identity or the nature of the Company or the business shall be subject to approval of the general meeting of shareholders, including in any case:

(a)	transfer of the enterprise of the Company, or substantially the entire enterprise of the Company, to a third party;
(b)

entering into or terminating any long-term co-operation by the Company or a subsidiary of the Company with another legal entity or company or as a fully liable partner in a limited partnership or a general partnership, if this co-operation or termination has far-reaching consequences for the Company; and

(c)

the acquisition or divestment by the Company or a subsidiary of the Company of a participation in the capital of another company worth at least one/third (1/3) of the Company’s gross assets according to its balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts or, if the Company prepares a consolidated balance sheet, according to its consolidated balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts.

The absence of approval by the general meeting of shareholders of a resolution as referred to in article 17.5 shall not affect the authority of the board or the executive directors to validly represent the Company.

18.	REPRESENTATION. CONFLICT OF INTERESTS.
18.1

The board is entitled to represent the Company. The chief executive officer, acting alone, is also entitled to represent the Company. The non-executive directors have no power to represent the Company.

18.2

The board may appoint representatives with full or limited authority to represent the Company, acting either individually or jointly with one or more other persons. Each of those representatives shall represent the Company with due observance of those limits. The board will determine their title.

18.3

In the event of a conflict of interests between the Company and a member of the board, the provisions of article 18.1 shall continue to apply unimpaired in respect of such member of the board. In the event of a conflict of interests, between the Company and a member of the board in his/her private capacity, any resolution in relation to such matter shall be subject to the approval of the board, but the absence of such approval shall not affect the authority of the board or the executive directors to represent the Company. A member of the board shall not participate in the discussions and/or decision making process in respect of any matter or transaction in relation to which he/she has a personal conflict of interest.

19.	MEETINGS AND RESOLUTIONS OF THE BOARD.
19.1	Resolutions of the board shall be validly adopted, if adopted by a simple majority of votes.
19.2	Each member of the board has the right to cast one (1) vote.
19.3	In case of absence from a meeting a member of the board may issue a proxy for that meeting but only to another member of the board.
19.4

No executive director shall participate in the decision making of the board with respect to (i) the determination of the remuneration of executive directors, (ii) the supervision of the executive directors’ management of the day-to-day affairs of the Company or (iii) the preparation of proposals relating to the policy governing the general affairs of Company.

19.5

The board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all members of the board and no member of the board has objected to this method of adoption of a resolution.

19.6

Meetings of the board may also be held by telephone conference communications, as well as by video conference communications, provided all participating directors can communicate with each other simultaneously.

Exhibit 3.1

19.7	A certificate signed by the chairperson or the Company secretary confirming that the board has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.
19.8

The regulations of the board can include further provisions on the manner of convening board meetings, meetings of committees of the board and the internal procedure at such meetings of the board or committee meetings. If the board has adopted regulations governing its internal affairs, resolutions of the board or committee of the board shall be adopted in accordance with these articles of association and such regulations.

20.	INDEMNIFICATION.
20.1	To the fullest extent permitted by the law:
(a)

The Company hereby agrees to pay, protect hold harmless and indemnify each current or former director and each current or former officer of the Company, who in such capacity acts or has acted or omitted to act on behalf of the Company, or at the request of the Company, any other company, cooperation, joint venture, partnership, trust or other enterprise (the “Indemnitee”) if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity (the “Indemnification”).

(b)

The Indemnification shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals.

(c)

The Company may enter into indemnity agreements with any current or former directors of the Company or its subsidiaries as well as with any current or former officers, representatives, agents or employees of the Company or any of its subsidiaries.

20.2	Advance Payment of Expenses

To the fullest extent permitted by the law, expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time.

20.3	Procedure for Indemnification; Notification and Defense of Claim
20.3.1

Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this article 20, notify the Company in writing of the commencement thereof. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for Indemnification, will not relieve the Company from any liability that it may have to Indemnitee under this article 20, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain Indemnification, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to Indemnification.

20.3.2

With respect to any action, suit or proceeding of which the Company is so notified, the Company shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorised in writing by the Company. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or

Exhibit 3.1

is reasonably likely to be a conflict of interest or position between the Company and Indemnitee or any other person entitled to a similar indemnity from the Company with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

20.3.3

To the fullest extent permitted by the law, the Company’s assumption of the defense of an action, suit or proceeding in accordance with article 20.3.2 will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under article 20.1.

20.3.4

The determination whether to grant the Indemnification request shall be made promptly and in any event within thirty (30) days following the Company’s receipt of a request for Indemnification in accordance with article 20.3.1. If the Company determines that Indemnitee is entitled to such Indemnification or, as contemplated by article 20.3.3, the Company has acknowledged such entitlement, the Company will make payment to Indemnitee of the indemnifiable amount within such thirty (30) day period. If the Company is not deemed to have so acknowledged such entitlement or the Company’s determination of whether to grant the Indemnification shall not have been made within such thirty (30) day period, the requisite determination of entitlement to Indemnification shall, subject to article 20.3.6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such Indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for Indemnification, or (ii) a prohibition of such Indemnification under the law.

20.3.5

In the event that (i) the Company determines in accordance with article 20.3 that Indemnitee is not entitled to Indemnification (ii) the Company denies a request for Indemnification, in whole or in part, or fails to respond or make a determination of entitlement to Indemnification within thirty (30) days following receipt of a request for Indemnification as described above, (iii) payment of Indemnification is not made within such thirty (30) day period, (iv) advancement of expenses is not timely made in accordance with article 20.2, or (v) the Company or any other person takes or threatens to take any action to declare the Indemnification void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such Indemnification or advancement of expenses. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to Indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company to the fullest extent permitted by the law.

20.3.6

Indemnitee shall be presumed to be entitled to Indemnification and advancement of expenses upon submission of a request therefor in accordance with article 20.2 or 20.3, as the case may be. The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to Indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.

20.4	Limitation on Indemnification

Notwithstanding any other provision in this article 20 to the contrary, the Company shall not be obligated:

(a)

Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by Indemnitee, other than (i) an action, suit or proceeding brought to establish or enforce a right to Indemnification or advancement of expenses and (ii) an action, suit or proceeding (or part thereof) was authorised or consented to by the board, it being understood and agreed that such authorisation or consent shall not be unreasonably withheld in connection with any compulsory or advisory counterclaim brought by Indemnitee in response to an action, suit or proceeding otherwise indemnifiable.

(b)

Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this article 20, unless Indemnitee is successful in such action, suit or proceeding in establishing Indemnitee’s right, in whole or in part, to Indemnification or advancement of expenses hereunder (in which case such Indemnification or advancement shall be to the fullest extent permitted by the law), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to Indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this paragraph is intended to limit the

Exhibit 3.1

Company’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret the Indemnification.

(c)

Disgorgement of profits. To indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the law.

(d)

Fraud, Wilful Recklessness or Serious Culpability. To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to have been knowingly fraudulent (opzet) or constitute wilful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid).

(e)

Prohibited by Law. To indemnify Indemnitee in any circumstance where such Indemnification has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to be prohibited by law.

20.5	Certain Settlement Provisions

The Company shall have no obligation to indemnify Indemnitee for any amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold his, her, its or their consent to any proposed settlement.

CHAPTER VII GENERAL MEETINGS OF SHAREHOLDERS.

21.	ANNUAL AND EXTRAORDINARY MEETINGS OF SHAREHOLDERS.
21.1	A general meeting of shareholders shall be held at least annually, at which inter alia the following items shall be considered:
(a)	the annual written report prepared by the board on the business of the Company and the board’s conduct of the affairs of the Company over the past financial year;
(b)	the adoption of the Annual Accounts;
(c)

other proposals raised for consideration by the board, such as the designation of the board as the body competent to issue shares and to restrict or exclude the pre-emptive right upon issues of new shares and the authorisation of the board to have the Company acquire and take in pledge shares in the capital of the Company or depository receipts thereof;

(d)	the discharge from liability of the members of the board for their governance and management in the last financial year;
(e)	the appointment of directors;
(f)	the appointment of the Company’s Accountant;
(g)	each substantial change in the corporate governance structure of the Company; and
(h)	other items placed on the agenda by shareholders in accordance with the provisions of article 21.6 and applicable law.
21.2	The annual general meeting of shareholders shall be held, at the latest, within six (6) months of the close of the Company’s financial year.
21.3	Other general meetings of shareholders shall be held whenever the board resolves to convene such a meeting.
21.4	The shareholders shall be called to attend a general meeting of shareholders by or on behalf of the board.
21.5	The convening notice for a general meeting of shareholders shall be published not later than on the day prescribed by applicable law prior to the date of the meeting.

Exhibit 3.1

21.6

The convening notice shall state the agenda of the subjects to be considered at the meeting, the time and place of the meeting, the record date and the procedure for participation in the meeting by means of written proxies or, in the event that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the fact that the shareholders may take cognizance of such matters at the office of the Company. This is without prejudice to the provisions in article 23.6 in respect of conditions for the use of electronic means of communication set by the board, article 23.8 in respect of depositing proof of rights to attend general meetings or article 27.3 in respect of a proposal for the amendment of these articles of association.

21.7

If and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the convening notice shall in addition to the items mentioned in article 21.6 also state the procedure for participation in the meeting and manner of exercise of voting rights by electronic means of communication set by the board in accordance with article 23.6 and the address of the Company’s website.

21.8

If and when the shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall no later than on the forty-second day prior to the date of the meeting publish and keep available for a period of at least one year thereafter on its website the following:

(a)	the convening notice stating the time and place of the meeting, the agenda for the meeting and the right for shareholders to attend the meeting;
(b)	to the extent applicable, documents that will be submitted to the general meeting of shareholders;
(c)

proposals for resolutions to be taken or, if no proposals for resolutions will be submitted to the general meeting of shareholders, the explanatory notes to the items that will be considered at the meeting;

(d)	to the extent applicable, proposals for resolutions in respect of items placed on the agenda by shareholders in accordance with the provisions of article 21.621.9;
(e)	to the extent applicable, proxy forms and forms in respect of the exercise of voting rights by proxy; and
(f)

the total number of issued shares and voting rights as per the date of the convening notice. If the total number of issued shares and voting rights at the record date as meant in article 23.7 is different, the Company shall on the first business day after the record date announce to its shareholders by means of publication on its website the total number of issued shares and voting rights as per the record date.

21.9

Shareholders who qualify to do so under applicable law or regulation can request the board in writing (excluding e-mail) to place a matter on the agenda for the general meeting of shareholders, provided that such request is accompanied by reasons and provided further that the Company receives such reasoned request or proposal for the resolution to be taken, at least sixty (60) days prior to the date of the general meeting of shareholders concerned. The board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholder(s) is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

21.10

Without prejudice to article 21.9, the board, acting reasonably, may in the interests of good governance and the orderly conduct of the general meeting of shareholders, establish a policy, to be published on the Company’s website, regarding additional information which any shareholder seeking to place a matter on the agenda in accordance with article 21.9 shall be required to furnish to the Company in the reasoned written request referred to in article 21.9.

21.11

One or more shareholders, who jointly represent at least one-tenth (1/10) of the issued capital or such lesser amount as is provided in the articles, may, on their application, be authorised by the interim provisions judge of the district court to convene a general meeting of shareholders. The interim provisions judge shall disallow the application if it does not appear to him that the applicants have previously requested the board in writing (excluding e-mail), stating the exact matters to be considered, to convene a general meeting of shareholders and the board has taken the necessary steps so that the general meeting of shareholders could be held within six (6) weeks after the request.

21.12	No valid resolutions can be adopted at a general meeting of shareholders in respect of items which are not included in the agenda.

Exhibit 3.1

21.13	The agenda may be obtained free of charge by the shareholders and the holders of depositary receipts issued with the cooperation of the Company at the office of the Company in The Netherlands.
21.14

The board shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the board invokes an overriding interest, it must give reasons therefor.

21.15

The board shall inform the general meeting of shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be put on the Company’s website.

22.	PLACE OF MEETING. CONVENING NOTICE.
22.1	The general meeting of shareholders will be held in Amsterdam, Rotterdam or Haarlemmermeer (Schiphol Airport).
22.2

All convening notices shall be published in a Dutch nationally distributed newspaper, and further in such manner as the board may determine. In addition, the holders of bearer shares may be given convening notices either by means of an announcement made via the internet which is directly and permanently accessible until the general meeting of shareholders, and the holders of registered shares shall be given convening notices either addressed to the addressee of those shareholders mentioned in the shareholders’ register or by e-mail to the address notified by him to the Company for this purpose. Each convening notice shall state the place and time of the meeting.

22.3

Notwithstanding the provisions of article 22.2, if and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) all convening notices shall be published by electronic means of communication which is directly and permanently accessible until the general meeting of shareholders.

23.	CHAIRPERSON. MINUTES. RIGHTS TO ATTEND MEETINGS. DECISION-TAKING PROCESS.
23.1

The chairperson of the board will act as chairperson of the general meeting of shareholders or, in case of his absence, the vice chairperson of the board or, in case of his absence, one of the other members of the board to be designated by the board. If no member of the board is present at the relevant meeting, the general meeting of shareholders itself will designate its chairperson.

23.2

Minutes of the meetings will be kept at each meeting by the secretary of the board or, in case of his absence, by the deputy secretary of the board (if one has been appointed), which minutes will be confirmed and signed by the chairperson of the relevant meeting and the minutes secretary unless, at the request of the parties having convened the meetings, an official record is to be drawn up by a civil law notary designated by them, in which case said official record need only be signed by the civil law notary.

23.3

The draft minutes of the general meeting of shareholders shall be made available by the board, on request, to shareholders as well as those entitled to attend general meetings by way of publication on the Company’s website no later than three (3) months after the end of the meeting. The minutes shall then be adopted in the manner as described in art. 23.2.

23.4

If an official notarial record has been drawn up, the official notarial record shall be made available to shareholders as well as those entitled to attend general meetings, on request, no later than three (3) months after the end of the general meeting of shareholders.

23.5

Every shareholder, every pledgee who holds voting rights on the relevant shares and every usufructuary who holds voting rights on the relevant shares is competent, either personally or through a proxy duly authorised in writing, to attend the general meeting of shareholders, to address said meetings and to exercise such voting rights.

23.6

The board may determine that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication. For that purpose it is required that the shareholders, pledgees, usufructuaries or their proxies authorised in writing can be identified and that they can simultaneously take note of the discussions at the meeting. The board may set conditions for the use of electronic means of communication as long as such conditions are reasonable and necessary to ensure proper identification of the shareholders and that such electronic means of communication are reliable and safe. If the board sets any such conditions same shall be announced in the convening notice of the relevant meeting.

Exhibit 3.1

23.7

The board may determine that the provisions of article 23.5 will be applicable to those who (i) are a shareholder, pledgee or usufructuary (provided such pledgee or usufructuary holds the voting rights on the relevant shares) on the date which is twenty eight (28) days prior to the date of the meeting, such date hereinafter in this article referred to as: the “record date”, and (ii) are registered in a register (or one or more parts thereof) designated thereto by the board, hereinafter in this article referred to as: the “register”, in as far as (iii) at the request of the relevant shareholder, pledgee or usufructuary, the holder of the register has notified the Company in writing prior to the general meeting of shareholders that the relevant shareholder, pledgee or usufructuary has the intention to attend the general meeting of shareholders, regardless who will be the shareholder, pledgee or usufructuary at the time of the general meeting of shareholders The notification will state the name and the number of shares for which the such shareholder, pledgee or usufructuary is entitled to attend the general meeting of shareholders. The provision above under (iii) on the notification to the Company will also apply to the proxy authorised in writing of an applicant.

23.8

In the event the board does not exercise its power referred to in article 23.7 and provided that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the shareholders and pledgees and usufructuaries holding voting rights, in order to be able to exercise their rights to attend meetings, shall deposit documentary evidence of their rights to attend such meetings at the office of the Company or at a place designated for this purpose in the convening notice for the meeting not later than on the seventh day prior to the meeting.

23.9

Moreover, the person who wishes to exercise the right to vote and to attend the meeting, shall sign the attendance list prior to the meeting, stating his name, the name(s) of the person(s) for whom he acts as proxy, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

23.10

Those who have been authorised in writing shall present the relevant proxies at the general meeting of shareholders. The board may resolve that the proxies of holders of voting rights will be attached to the attendance list.

23.11

If the board has determined that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication as contemplated by article 23.6, the shareholders may inform the Company of their proxy by electronic means of communication.

23.12	Every share will carry the right to cast one (1) vote.
23.13	The chairperson shall determine the manner of voting.
23.14

All resolutions for which the law or these articles of association do not prescribe a larger majority, will be passed by an absolute majority of the votes cast. Except as otherwise provided by law or these articles of association there shall be no quorum requirement.

23.15	Abstentions will be regarded as votes not cast.
23.16

The opinion of the chairperson that a resolution has been passed by the general meeting of shareholders, is decisive. The same applies to the text of a resolution passed on the basis of an oral proposal. If the opinion of the chairperson on a resolution is challenged, a majority of the parties entitled to vote and present at the meeting may request a second ballot be held. If the votes in the original ballot were not cast in writing, any party entitled to vote and present at the meeting may request the new ballot. The results of the new ballot shall be legally binding.

23.17

A certificate signed by the chairperson and the secretary of the general meeting of shareholders confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

23.18

The board shall keep a record of resolutions adopted by the general meeting of shareholders. Such record shall be available at the office of the Company for inspection by the shareholders and the holders of depositary receipts issued for its shares with the cooperation of the Company. Each of them shall, upon request, be provided with a copy or extract from such record at no more than cost.

23.19

If and when shares of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall in respect of each resolution adopted by the general meeting of shareholders determine the total number of shares in respect of which valid votes have been cast, the percentage such number of shares represents of the total issued capital, the total number of validly cast voting rights and the number of voting rights cast in favour and against the adopted resolution and number of abstentions.

23.20

The Company shall publish the information as meant in article 23.18 or 23.19 on its website no later than fifteen days after the date of the meeting and keep the information available on its website for a period of at least one year thereafter.

Exhibit 3.1

CHAPTER VIII MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.

24.	MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.
24.1	Meetings of holders of ordinary shares or preference shares will be convened by the board.
24.2

Without prejudice to the provisions laid down in articles 6.4, 9.5, 17.4 and 16.12 all resolutions of meetings of a class of shareholders will be passed by absolute majority of votes cast and except as otherwise required by law or these articles of association, there shall be no quorum requirement.

24.3	The provisions of articles 21.5 through 21.6 and articles 22 and 23 will be correspondingly applicable to the meeting of holders of ordinary shares or preference shares.

CHAPTER IX ANNUAL ACCOUNTS. PROFIT.

25.	FINANCIAL YEAR AND ANNUAL ACCOUNTS.
25.1	The financial year of the Company will coincide with the calendar year.
25.2	Annually, within four (4) months after the end of the financial year of the Company, the board will compile an annual account and annual report.
25.3

The Company shall grant an assignment to an Accountant to audit the Annual Accounts. The general meeting of shareholders is authorised to grant such assignment. If the general meeting of shareholders does not grant the assignment, the board is authorised to grant an Accountant the assignment to audit the Annual Accounts. The board acting upon recommendation of its audit committee, may make a proposal to the general meeting of shareholders as to which Accountant should be granted such assignment.

25.4

The general meeting of shareholders may adopt the Annual Accounts. The Accountant may be questioned by the general meeting of shareholders in relation to its statement on the fairness of the Annual Accounts. The Accountant shall be invited to attend and entitled to address this meeting.

25.5	The Annual Accounts will be signed by all members of the board. Should any signature(s) be absent from the Annual Accounts, the reason(s) therefor will be stated.
25.6

The Annual Accounts and the annual report supplemented with (i) the Accountant’s certificate or, if such Accountant’s certificate is absent, the reason(s) therefor, (ii) a summary of the provisions in these articles of association in respect of the appropriation of the profit, (iii) a statement of the appropriation of the profit or the treatment of the loss or, as long as the same is not established, the proposed appropriation or treatment, a statement of the number of profit sharing certificates and similar rights, mentioning the rights conferred thereby, (v) a statement of post-balance sheet date events which have material financial consequences for the legal person together with the companies included in its consolidated annual accounts mentioning the extent of such consequences and (vi) a statement of existing branches and the countries where such branches are located accompanied with the trade names of such branches if these trade names deviate from the name of the Company, will be deposited at the office of the Company, for perusal by the shareholders as of the date of the convening notice for the annual meeting. Said shareholders may peruse the documents there and obtain a copy thereof free of charge. Furthermore, anyone else may inspect the documents referred to in the first sentence of this article 25.6, insofar as said documents shall be made public after adoption, and obtain a copy thereof at a price not exceeding cost.

25.7

The Annual Accounts shall be published within eight (8) days after having been adopted. They will be made public by depositing a full copy thereof in the Dutch language, or in case this will not have been drawn up, a copy in English at the office of the Dutch commercial register. The date of adoption shall be stated on the copy.

26.	APPROPRIATION OF PROFIT. DISTRIBUTIONS.
26.1

Each preference share shall be entitled to an annual dividend in an amount equal to a percentage calculated over the sum of (i) the nominal value of such preference share plus (ii) the pro rata portion of the balance of the share premium reserve attributable to such preference share which dividend shall be allocated each year to the share profit reserve of the class of preference shares concerned unless the board determines that such dividend shall be distributed. If preference shares are issued and outstanding only for part of the year or if the share premium reserve attributable to such preference shares has increased or decreased during the relevant year then such dividend will only be calculated over such portion of the year that such preference shares were issued and outstanding on the basis of actual days elapsed and a three hundred and sixty-five (365) day (or three hundred and sixty-six (366) days in case of a leap year) or such portion of the relevant share premium

Exhibit 3.1

reserve, as the case may be. The percentage referred to in the previous sentence shall, for the preference shares A, be equal to the average of the EURIBOR interest rate charged for cash loans with a term of twelve months as set by the European Central Bank – weighted by the number of days to which this interest was applicable – during the financial year for which this distribution is made, increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board which margin may vary for each individual series of preference shares A and, for the preference shares B, shall be equal to a fixed rate with a minimum of four percent (4%) per annum increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board. If and to the extent that profits are not sufficient to pay the dividends on the preference shares in full, the shortfall shall be paid out of the reserves of the Company, with the exception of any reserves that were formed as share premium reserves upon the issue of any preference shares. If the profits of a year are not sufficient to make such dividend allocations on the preference shares referred to above and if the shortfall cannot be compensated in whole or in part from the reserves referred to above, the holders of preference shares shall first receive the backlog together with a further amount determined by multiplying the backlog by the percentage specified in this article 26 for the preference shares to which the backlog relates, compounding on each anniversary of the day on which the backlog arose at the expense of the profits of subsequent years before the provisions of the following paragraphs shall apply. The amount referred to in the previous paragraph shall be allocated to the share profit reserve of the class of preference shares concerned unless the board determines that such amount shall be distributed accordingly.

26.2

The board shall determine if and to what extent the profit remaining after application of article 26.1 shall be reserved it being understood that holders of preference shares are not entitled to any further distributions. The profits which are not reserved by the board shall be distributed to the holders of ordinary shares pro rata the number of shares held by each such shareholder.

26.3	Distributions can only be made up to the amount of the Distributable Part of the Shareholders Equity.
26.4	Distribution of profits shall take place after the adoption of the Annual Accounts from which it appears that the distribution is permitted.
26.5

Subject to any accrued preference dividends contemplated in article 26.1 having been paid the board may pass a resolution for the distribution of an interim dividend provided the requirement of article 26.3 is fulfilled as evidenced by an interim specification of equity.

26.6	Subject to article 26.3, the board may resolve to make distributions from share premium reserves, share profit reserves and any other distributable reserves, which may be interim distributions.
26.7

The board will decide at what places and as of what dates and in which currency dividends and other distribution on shares will be made payable and will announce this by means of an advertisement in a nationally distributed daily newspaper in The Netherlands and further in such manner as the board may deem desirable.

26.8

The Company shall only pay dividends and other distributions (irrespective of their form) on shares to those in whose name the shares are registered on the date that such dividends or other distribution was declared. Such payment discharges the Company.

26.9	Dividends, not collected within five (5) years after the first day on which they became payable, will revert to the Company.
26.10

If the profit and loss account in any year shows any loss that cannot be covered by the reserves or extinguished in any other manner, no profit will be distributed in a following year or in subsequent years until said loss has been covered by reserves or extinguished in any other manner.

26.11	The board may pass a resolution for distributions of profit or other distributable reserves in cash or in other assets of whatever kind owned by the Company.

CHAPTER X AMENDMENT TO THE ARTICLES OF ASSOCIATION. LIQUIDATION.

27.	AMENDMENT TO THE ARTICLES OF ASSOCIATION. DISSOLUTION.
27.1

A resolution for the amendment of these articles of association or dissolution of the Company may only be passed by the general meeting of shareholders on the proposal of the board. A proposal to amend the articles of association whereby any change would be made in the rights of the holder of shares in a specific class in their capacity as such will require the prior approval of the meeting of holders of the shares in that specific class.

27.2	A resolution for the merger (juridische fusie) or demerger (juridische splitsing) of the Company may only be passed by the general meeting of shareholders on the proposal of the board.

Exhibit 3.1

27.3

If a proposal for amendment of these articles of association or dissolution of the Company is made to the general meeting of shareholders, this shall, without exception, be stated in the actual convening notice for said meeting and – if it concerns an amendment of these articles of association – a copy of the proposal, containing the verbatim text of the proposed amendment, shall simultaneously be deposited at the office of the Company in The Netherlands as well as at the office of the Company in each of those countries where the shares, on the application of the Company, have been admitted for official trading and further at such other places as the board may deem desirable for perusal by every shareholder until the end of the meeting.

28.	LIQUIDATION.
28.1

In case of dissolution of the Company by virtue of a resolution of the general meeting of shareholders, the board will be charged with the liquidation of the affairs of the Company. Upon dismissal by the district court of a liquidator, the Company can appoint one or more other liquidators. If there are no liquidators, the district court shall appoint one or more liquidators upon an application of any interested party or upon the requisition of the public prosecutor’s office. A liquidator appointed by the district court shall be entitled to a remuneration to be set by it.

28.2	During the liquidation, the provisions of these articles of association will, as much as possible, continue to be effective.
28.3

Out of the balance remaining after payment of all debts first, if possible, all holders of preference shares shall have returned to them the amount paid-up (being the nominal value and share premium (if any)) on their preference shares, increased with the accrued but unpaid dividend on the relevant preference shares at the time of liquidation calculated over the period up to and including the day on which the balance is made payable. The remainder shall be transferred to the holders of ordinary shares in proportion to the aggregate nominal value of their respective holding of ordinary shares.

28.4	The liquidation shall furthermore be subject to the provisions of Title 1, Book 2 DCC.

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